Exhibit 5.6
April 16, 2010
Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltham, Massachusetts 02453
Foley Hoag LLP
Seaport West
155 Seaport Boulevard
Boston, Massachusetts 02210-2600

Re:	Genecare Medical Genetics Center, Inc., and ZyCare, Inc. Guarantees of Inverness Medical Innovations, Inc. 7.875% Senior Notes due 2016
Ladies and Gentlemen:
     We have acted as special counsel to Genecare Medical Genetics Center, Inc., a North Carolina corporation (“Genecare”), and ZyCare, Inc., a North Carolina corporation (“ZyCare”) (each of Genecare and ZyCare referred to herein as a “North Carolina Guarantor” and collectively as the “North Carolina Guarantors”), each a wholly-owned indirect subsidiary of Inverness Medical Innovations, Inc., a Delaware corporation (the “Registrant”), in connection with a Registration Statement on Form S-4, being filed by the Registrant and certain subsidiaries of the Registrant, including the North Carolina Guarantors, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of the offer (the “Exchange Offer”) to exchange up to $100,000,000.00 aggregate principal amount of the Registrant’s 7.875% Senior Notes due 2016 (the New Notes”), together with the guarantees of the New Notes by the North Carolina Guarantors and the other such subsidiaries (the “New Guarantees”), for a like amount of the Registrant’s existing 7.875% Senior Notes due 2016 issued on September 28, 2009 (the “Old Notes”), together with the guarantees of the Old Notes by the North Carolina Guarantors and the other such subsidiaries. The New Notes and the New Guarantees will be issued pursuant to the indenture dated as of August 11, 2009 (the “Base Indenture”) between the Registrant and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as amended and supplemented by supplemental indentures dated as of August 11, 2009, September 22, 2009, November 25, 2009, February 1, 2010, March 1, 2010 and March 19, 2010 (the “Supplemental Indentures”, and the Base Indenture, as amended and supplemented by the Supplemental Indentures, the “Indenture”) by and among the Registrant, the guarantors named therein and the Trustee, as contemplated by the Registration Rights Agreement dated as of September 28, 2009 by and among the Company, the North Carolina Guarantors named therein and Jefferies & Company, Inc., Goldman, Sachs & Co., and Wells Fargo Securities, LLC, as the initial purchasers. The Registration Statement and the Indenture are referred to collectively herein as the “Opinion Documents”.
     In connection with the opinions set forth below, we have examined copies, certified or otherwise identified to our satisfaction, of (i) the amended and restated certificate of incorporation of each of the North Carolina guarantors, as amended to the date hereof and on file with the office of the Secretary of State of the State of North Carolina, (ii) a certificate of existence for each of the North Carolina Guarantors dated as of April 16, 2010, (iii) the Amended Bylaws for each of the North Carolina Guarantors, as amended to the date hereof, (iv) such other certificates, records and documents as we have deemed necessary or appropriate for the purposes of this opinion.
     Other than as specifically noted herein, we have not examined any document other than those described herein or made any independent factual investigation. For purposes of this opinion letter, we have relied, without investigation, upon the following assumptions: (i) all natural persons who are involved on behalf of each of the North Carolina Guarantors have sufficient legal capacity to enter into and perform the transactions contemplated by the Opinion Documents and the other agreements, instruments and documents delivered in connection therewith or to carry out their role in it; (ii) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (iii) each public authority document reviewed by us for the purpose of rendering this opinion letter is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete; (iv) there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to, or affecting any of, the parties to the transaction.
     Based on the foregoing examinations and assumptions and subject to the qualifications and exclusions stated below, we are of the opinion that:
     1. Each North Carolina Guarantor is a validly existing corporation under the laws of the State of North Carolina, and each North Carolina Guarantor had the requisite corporate power and authority to execute and deliver the Supplemental Indentures to which it is a party at the time of such execution and delivery and has the requisite corporate power and authority to perform its obligations under the Indenture (including under its New Guarantee therein).
     2. The execution and delivery by each North Carolina Guarantor of the Supplemental Indentures to which it is a party, the performance by each North Carolina Guarantor of its obligations under the Indenture, and the New Guarantees of each North Carolina Guarantor have been duly authorized by all requisite corporate action on the part of each such North Carolina Guarantor.
     3. The Supplemental Indentures to which each North Carolina Guarantor is a party have been duly executed and delivered by such North Carolina Guarantor.
     4. The execution and delivery by each North Carolina Guarantor of the Supplemental Indentures to which it is a party and the performance by each North Carolina Guarantor of its obligations under the Indenture (including under its New Guarantee therein) do not and will not violate such North Carolina Guarantor’s certificate of incorporation or bylaws.
     This opinion letter is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly so stated. In particular, we have rendered no opinion herein with respect to the Notes, the Exchange Offer, or with respect to any securities laws or regulations.

     In addition, we express no opinion with respect to any document other than those portions of the Indenture by which the North Carolina Guarantors are bound, and express no opinion as to the validity or enforceability of any document.
     This opinion letter is delivered as of its date and without any undertaking to advise you of any changes of law or fact that occur after the date of this opinion letter even though the changes may affect the legal analysis, a legal conclusion or information confirmed in this opinion letter.
     The attorneys in this firm rendering this opinion are admitted to practice law in the State of North Carolina, and our opinion is only with respect to the existing laws of the State of North Carolina.
     This opinion letter is furnished to the addressee(s) of this letter in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving the foregoing consent, we do not hereby admit that are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Troutman Sanders LLP